As filed with the Securities and Exchanage Commission on August 28, 1995

                                  Registration Statement No. 33-___________


          SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549
                ____________________

                     FORM S-3

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                 __________________

        SECURITY NATIONAL FINANCIAL CORPORATION
   (Exact name of issuer as specified in its charter)

                          Utah
(State or other jurisdiction of incorporation or organization)

                       87-0345941
           (I.R.S. Employer Identification No.)

              5300 South 360 West, Suite 310
               Salt Lake City, Utah  84123
                     (801) 264-1060
(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)


                         Copies to:

   George R. Quist, President                  Randall A. Mackey, Esq.
   Security National Financial Corporation     Mackey Price & Williams
   5300 South 360 West, Suite 310              170 South Main Street, Suite 900
   Salt Lake City, Utah  84123                 Salt Lake City, Utah 84101-1655
   (801) 264-1060                              (801) 575-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        Calculation of Registration Fee

                                       Proposed       Proposed
Title of Each Class      Amount     Maximum Offering   Maximum       Amount of
of Securities to be      to be          Offering      Aggregate    Registration
  Registered           Registered     Per Share(1)     Price(1)         Fee
-------------------   ------------  ----------------  ----------   ------------
Class A Common Stock,
par value $2.00 per share   40,000      $3.50          $140,000       $100.00


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the final bid and asked prices for the Registrant's Common Stock on July 25, 1995, as reported on the NASDAQ Stock Market.

           SECURITY NATIONAL FINANCIAL CORPORATION
                      CROSS REFERENCE SHEET

   (Pursuant to Item 501(b) of Regulation S-K showing location in Prospectus of information required by Items in Form S-3)


Form F-1 Item Number and Caption                 Location or Heading in
                                                 Prospectuses

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus . . .Outside Front Cover Page

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus. . . . . . . . . . . . . . .  Available Information;
                                                  Documents Incorporated by
                                                  Reference

  3.  Summary Information and Risk Factors  . . . Summary Information;
                                                  Risk Factors

  4.  Use of Proceeds . . . . . . . . . . . . . . Use of Proceeds

  5.  Determination of Offering Price . . . . . . Not applicable

  6.  Dilution. . . . . . . . . . . . . . . . . . Not applicable

  7.  Selling Security-Holders. . . . . . . . . . Not applicable

  8.  Plan of Distribution. . . . . . . . . . . . Outside Front Cover Page;
                                                  Plan of Distribution

  9.  Description of Securities to be Registered. Outside Front Cover Page;
                                                  Description of Capital Stock

 10.  Interests of Named Experts and Counsel. . . Not applicable

 11.  Material changes. . . . . . . . . . . . . . Not applicable

 12.  Incorporation of Certain Information by
      Reference . . . . . . . . . . . . . . . . . Documents Incorporated by
                                                  Reference

 13.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities . . . . . . . . . . . . . . . . Not applicable

SUBJECT TO COMPLETION PROSPECTUS                         DATED AUGUST 22, 1995

          SECURITY NATIONAL FINANCIAL CORPORATION

                40,000 Shares of Class A
                     Common Stock,
               $2.00 par value per share
               _________________________

This Prospectus relates to shares of Class A Common Stock, $2.00 par value per share, of Security National Financial Corporation, a Utah corporation
(the "Company"), which shares are to be issued pursuant to a certain Stock Purchase Agreement dated October 19, 1994 and entered into by and among the Company, Capital Investors Life Insurance Company, a Florida corporation ("CILIC"), and Suncoast Financial Corporation, a Delaware corporation and sole shareholder of CILIC ("Suncoast") (the "Agreement"). As part of the consideration paid by the Company pursuant to the Agreement, the Company issued 40,000 restricted shares of the Company's Class A Common Stock, $2.00 par value per share, to Suncoast and agreed to register the shares (the "Shares") with the United States Securities and Exchange Commission.
Upon completion of the registration of the Shares, the Company and Suncoast will exchange the Shares for the unregistered shares previously issued.

The Company is authorized to issue three classes of Common Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock. Holders of the Class A Common Stock are entitled to one vote per share on each matter to be decided by the stockholders. Holders of Class A Common Stock elect one-third of the Company's directors without the participation of any other class of Common Stock and also participate with the Class C common stockholders in the election of the remaining two-thirds of the Board of Directors on a share for share basis. Holders of Class A Common Stock are also entitled to all rights customarily associated with common stock.

The Company has no shares of Class B Common Stock issued or outstanding and there is no public market for shares of Class C Common Stock. The Class A Common Stock is traded on the NASDAQ Stock Market under the symbol "SNFCA". On July 25, 1995, the average of the final bid and asked prices for the Company's Class A Common Stock as reported on the NASDAQ Stock Market was $3.50 per share.

The Company has paid or will pay all costs and fees associated with the registration of the Shares under federal and state securities laws and the preparation and delivery of this Prospectus. The Shares, after registered, will be exchanged for unregistered shares previously issued to Suncoast; consequently, the Company will receive no proceeds from the issuance of the Shares and no underwriting discounts or commissions will be payable in connection with the issuance of the Shares.

  INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH IN THIS PROSPECTUS UNDER "RISK FACTORS" PRIOR TO MAKING ANY INVESTMENT DECISION.
                  ____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
   BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
   A CRIMINAL OFFENSE.
                  ____________________

                      August ______, 1995

After being issued, the Shares may be sold from time to time directly by Suncoast, or by pledges, donees, transferees or other successors-in-interest to such shareholders. Alternatively, the Shares may be offered from time to time by or through brokers or dealers who may act solely as agents or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place on the NASDAQ Stock Market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker or dealer for resale of such securities as a principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid in connection with such sales.

No dealer, salesman or other person or entity has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person or entity. All information contained herein is as of the date of this Prospectus. Neither the delivery of this Prospectus, nor any sale, distribution or resale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does this Prospectus constitute an offer to or solicitation of any person or entity in any jurisdiction in which such offer or solicitation may not be lawfully made.

Information contained herein is subject to completion or amendment.
A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                        TABLE OF CONTENTS
                                                              PAGE
Available Information. . . . . . . . . . . . . . . . . . . . . .1

Documents Incorporated by Reference. . . . . . . . . . . . . . .1

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .2

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .4

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .6

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .6

Description of the Company's Capital Stock . . . . . . . . . . .6

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .8

                      AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and Exhibits thereto) (collectively, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement.

The Company's Class A Common Stock is listed on the NASDAQ Stock Market and reports and other information concerning the Company can be inspected at such exchange.

                  DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:

   (1)  The Annual Report on Form 10-K for the fiscal year ended December 31,
        1994;

   (2)  The Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

   (3)  The Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

   (4)  The Current Report on Form 8-K filed on May 31, 1995; and

   (5)  Portions of the definitive Proxy Statement for the Company's 1995
        Annual Meeting of Shareholders (incorporated by reference to Annual
        Report on Form 10-K for the fiscal year ended December 31, 1994) filed on May 26, 1995.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: George R. Quist, President, Security National Financial Corporation, 5300 South 360 West, Suite 310, Salt Lake City, Utah 84123, telephone number (801) 264-1060.

                         THE COMPANY

Security National Financial Corporation (the "Company"), through its subsidiaries, is engaged in the business of selling and servicing selected lines of life insurance and annuity products, in selling cemetery and funeral products and services, and in originating, refinancing and servicing residential and commercial mortgage loans. The Company markets its insurance and annuity products in 29 states through a commissioned sales force of 103 independent licensed insurance agents who may also sell insurance products of other companies. The Company owns six cemeteries (four with funeral chapels on the property) and four mortuaries in the state of Utah and three mortuaries in the State of Arizona. The Company markets its cemetery and funeral products and services in the States of Utah and Arizona, through a commissioned sales force of 72 sales representatives, of which 21 sales representatives also sell the Company's insurance and annuity products. At December 31, 1994, the Company had 81 full time employees and 35 part-time employees. The Company had approximately $437,000,000 of life insurance in force and approximately $22,000,000 of annuity reserves in force as of December 31, 1994.

The Company was organized as a holding company in 1979 when Security National Life Insurance Company ("Security National Life") became a wholly-owned subsidiary of the Company and the former stockholders of Security National Life became stockholders of the Company. Security National Life was formed in 1965 and completed a public offering of Class A common stock in that year. It has grown through the direct sales of life insurance and annuities and through acquisitions of other companies. Memorial Estates, Inc. and Memorial
Mortuary became wholly-owned subsidiaries of the Company in the 1979 reorganization when the Company was formed. Those companies had been acquired by Security National Life in 1973. Investors Equity Life Insurance Company of Hawaii, Ltd. ("Investors Equity"), formerly a wholly-owned subsidiary of the Company, was acquired in June 1986, and subsequently sold in June 1991.

In 1989, the Company acquired Paradise Chapel Funeral Home, Inc. as a wholly-owned subsidiary. Also in 1989 IEL Holding Company, Inc. was formed as a wholly-owned subsidiary of the Company to acquire all of the stock of Investors Equity pursuant to a reorganization which was completed on December 31, 1989. During December 1992, 100% of the common stock of IEL Holding Company, Inc., was contributed by the Company to Security National Life, a wholly owned subsidiary of the Company. Effective April 1, 1994, IEL Holding Company Inc., was liquidated into Security National Life.

At the annual meeting of stockholders held on December 27, 1990, the Articles of Incorporation were amended such that the name was changed from S.N.L. Financial Corporation to Security National Financial Corporation.

In 1991, the Company acquired Holladay Memorial Park, Inc., Cottonwood Mortuary, Inc., Holladay Cottonwood Memorial Foundation, and Deseret Memorial, Inc. as wholly-owned subsidiaries. Deseret Memorial, Inc. includes the following entities: Deseret Mortuary, Colonial Mortuary, Deseret Memorial Plan, Lake Hills Benevolent Trust, Lake Hills MemorialCrematory, Lake Hills Mortuary, Lake Hills Memorial Park, and Alta Concrete Products and Vault Plant.

In July 1993, the Company formed Security National Mortgage Company ("Security National Mortgage") to originate, refinance and service residential and commercial mortgage loans in the State of Utah. The Company contributed assets of approximately $268,000 to capitalize the initial operations of Security National Mortgage. As of December 31, 1994, there were approximately 11 full time employees and two part-time employees at Security National Mortgage, of which five were involved as full time mortgage brokers originating and refinancing loans for Security National Mortgage. In January 1994, the Company acquired Sunset Funeral Home, Inc. which owns and operates a mortuary located in Phoenix, Arizona. Security National Mortgage and Sunset Funeral Home are both wholly-owned subsidiaries of the Company.

In December 1994, the Company acquired Capital Investors Life Insurance Company ("Capital Investors Life"), a Florida based life insurance company. On December 28, 1994, Capital Investors Life was redomesticated to Utah. Capital Investors Life is licensed in 23 states (17 of which Security National Life is also licensed). At December 23, 1994, Capital Investors Life had approximately $79,000,000 insurance in force and $10,000,000 of annuity reserves. In April 1995, the Company moved Capital Investors Life's administrative operations to Salt Lake City.

In February 1995, the Company, through its newly-formed wholly-owned subsidiary, California Memorial Estates, Inc., purchased approximately 100 acres of real property located in San Diego, California, of which approximately 35 acres will be used for the development of a cemetery. The Company is in the process of obtaining approval from the federal government and the California Cemetery Board to operate a cemetery on the property. In March 1995, the Company acquired 97.8% of the issued and outstanding common stock of Greer-Wilson Funeral Home, Inc., which owns and operates a funeral home in Phoenix, Arizona.

The Company through its insurance subsidiaries issues and distributes selected lines of life insurance and annuities. The Company's life insurance business includes funeral plans and interest-sensitive whole life insurance, as well as other traditional life and accident insurance products. The Company's annuity business includes flexible premium deferred annuity contracts, single premium deferred annuity contracts, and other types of annuities. The Company's life insurance and annuity business decreased significantly with the sale of Investors Equity.

The Company through its cemetery and mortuary subsidiaries markets a variety of products and services utilized in its cemetery and funeral service operations. The products include grave plots, markers, caskets, and other related products. The services include opening and closing of graves, professional services, use of automobiles, and the use of chapels and viewing rooms. The Company markets these products and services through its six cemeteries (four with funeral chapels on the property) and seven mortuaries on both an at-need (at time of death) and a pre-need basis. The Company's cemetery and mortuary business increased with the acquisition of the Holladay Memorial Park, Inc., Cottonwood Mortuary, Inc. and Deseret Memorial, Inc. in September 1991 and with the acquisition of Sunset Funeral Home, Inc. in 1994.

The following table sets forth information with respect to revenues from the Company's life and accident and health insurance, and cemetery and mortuary products and services for the five years ended December 31, 1990 to 1994:

                     Life and Accident          Cemetery and
      Year          and Health Insurance         Mortuary        Total(3)
     -----         ----------------------       ------------     --------
     1994               $4,759,000              $5,888,000      $10,647,000
     1993                4,777,000               6,085,000       10,862,000
     1992                4,493,000               5,741,000       10,234,000
     1991(1)(2)          5,182,000               4,054,000        9,236,000
     1990                5,170,000               3,443,000        8,613,000


   (1)  Only includes Cottonwood Mortuary, Inc. and Holladay Memorial Park,
        Inc. for three months ended December 31, 1991. Revenues from these companies are included in subsequent years but not prior to September
        1991, the date in which they were purchased by the Company.
   (2)  Only includes Investors Equity Life Insurance Company ("Investors
        Equity") for the first five months of 1991 since Investors Equity was sold in June 1991. Revenues from Investors Equity are included in 1990, but not in 1992, 1993, and 1994.
   (3)  Does not include investment income or other income.

For the years presented, accident and health insurance has been combined with the life insurance segment, since the amounts were insignificant.

                          RISK FACTORS

An investment in the Class A Common Stock is highly speculative and should only be considered by those persons or entities who can afford the loss of their entire investment. In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business and an investment in shares of the Company's Class A Common Stock. The order in which the following risk factors are presented is not intended to indicate the magnitude of the risks described.

Possible Volatility of Stock Price.
-----------------------------------
The market price of the Class A Common Stock is subject to significant fluctuations in response to variations in the Company's operating results, general trends in the market for the Company's products and the prospective products of the Company and other factors. In addition, broad market fluctuations, as well as general economic and political and regulatory conditions and philosophies may adversely affect the market for and/or the value of the Company's Class A Common Stock, irrespective of the Company's actual performance.

Dependance on Key Personnel.
----------------------------
The Company is dependant on the efforts and abilities of certain of its senior management personnel, particularly George R. Quist, the Company's
Chairman, President and Chief Executive Officer. The loss of Mr. Quist could have a material adverse effect on the Company, its operations and prospects and the value of the Company's Class A Common Stock. The Company does not carry key person insurance on any of its key personnel.

Control by Existing Stockholders.
---------------------------------
Approximately 35.9% of the shares of the Company's outstanding shares of Class A and Class C Common Stock are beneficially owned by the current officers and directors of the Company. As a result, the persons currently in control of the Company will continue to be in a position to exercise a significant degree of control over the Company and its Board of Directors in the future, and generally to direct the business and affairs of the Company.

Competition.
------------
The life insurance industry is highly competitive. There are approximately 2,000 legal reserve life insurance companies in business in the United States. These insurance companies differentiate themselves through marketing techniques, product features, price and customer service. The Company's insurance subsidiaries compete with a large number of insurance companies, many of which have greater financial resources, a longer business history, and a more diversified line of insurance coverage than the Company. In addition, such companies generally have a larger sales force. Further, many of the companies with which the Company competes are mutual companies which may have a competitive advantage because all profits accrue to policyholders. Because the Company is small by industry standards and lacks broad diversification of risk, it may be more vulnerable to losses than large, well established companies. The Company believes that its policies and rates for the markets it serves are generally competitive.

The cemetery and funeral business is also highly competitive. In the Salt Lake, Ogden and Phoenix areas in which the Company competes, there are a number of cemeteries and mortuaries which have longer business histories, more established positions in the community and stronger financial positions than the Company. In addition, some of the cemeteries with which the Company must compete for sales are owned by municipalities and, as a result, can offer lower prices than can the Company. The Company bears the cost of a pre-need sales program that is not incurred by those competitors that do not have a pre-need sales force. The Company believes that its products and prices are generally competitive with those in the industry.

The mortgage loan business is highly competitive with several mortgage companies and banks in the same geographic area in which the Company is operating which have longer business histories and more established positions in the community. The refinancing market is particularly vulnerable to changes in interest rates.

Risk of Adverse Governmental Regulation.
----------------------------------------
Insurance companies are subject to comprehensive regulation in the jurisdictions in which they do business under statutes and regulations administered by state insurance commissioners. Such regulation relates to, among other things, prior approval of the acquisition of a controlling interest in an insurance company; standards of solvency which must be met and maintained; licensing of insurers and their agents; nature of and limitations on investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates; periodic examinations of the affairs of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; and requirements regarding reserves for unearned premiums, losses and other matters. The Company's insurance subsidiaries are subject to this type of regulation in any state in which they are licensed to do business. Such regulation could involve additional costs, restrict operations or delay implementation of the Company's business plans.

The Company is currently subject to regulation in Utah under insurance holding company legislation, and other states where applicable. Intercorporate transfers of assets and dividend payments from its insurance subsidiaries are subject to prior notice of approval if they are deemed "extraordinary" under these statutes. The insurance subsidiaries are required, under state insurance laws, to file detailed annual reports with the supervisory agencies in each of the states in which they do business. Their business and accounts are also subject to examination by these agencies.

The cemetery and mortuary subsidiaries are subject to the Federal Trade Commission's comprehensive funeral industry rules and are licensed by the Utah State Cemetery Board to operate as endowment care cemeteries. The morticians must be licensed by the state in which they provide services and the Company's mortuaries are subject to the state laws of Arizona and Utah and related city laws within those states. Reports are required on a yearly basis to the Utah Cemetery Board and include financial information concerning the number of spaces sold and funds provided to the Endowment Care Trust Fund. Licenses are issued annually on the basis of such reports. The cemeteries maintain city or county licenses where they conduct business.

There is and can be no assurance that federal, state or local governments will not impose additional laws, regulations or restrictions upon all or a portion of the Company's activities or prospective products, which could have a material adverse effect on the Company's business and results of operations and, therefore, on the value and marketability of the Company's Class A
Common Stock.

Persistency.
------------
Persistency is the extent to which policies sold remain in force. Excess policy lapses or nonrenewals could have an adverse effect on the profitability of the Company. Policy acquisition costs are deferred and recognized over the life of the policy. Excess policy lapses will cause the immediate expensing of deferred acquisition costs. The Company's past lapse and surrender experience has been within its pricing assumptions for its insurance policies and acquisitions. As long as the Company maintains its lapse and surrender rate within its pricing assumptions for its insurance policies and acquisitions, the Company believes that its lapse and surrender rate should not have a material adverse effect on its earnings. However, there can be no assurance that the Company will be able to maintain its lapse and surrender rate and any increase in this rate could have a material adverse effect of the Company's business and results of operations and, therefore, on the value and marketability on the Company's Class A Common Stock.

Interest Rate Volatility.
-------------------------
Profitability in the insurance industry is affected by fluctuations in interest rates. In order to maintain profitability, the Company must invest premiums at a higher interest rate than the interest rate credited to existing life and annuity policies. Rapid decreases or increases in interest rates may affect the Company's ability to maintain a positive spread between the yield on invested assets and the interest credited to life and annuity policies. Rapid interest rate changes could cause increased lapses of policies in force.

Recent Growth and Growth Strategy.
----------------------------------
The Company's growth through acquisitions of other companies poses risks of increased policy lapses, loss of agents and similar problems that may reduce the value of the acquisition to the Company and may more than offset the potential benefits of increased revenues, economies of scale and potential for increased profits. To date, the Company has not experienced unacceptable policy lapses, loss of agents or other problems arising from acquisitions, and plans to continue to pursue acquisitions as a means of growth in the future. However, no assurance is or can be given that the Company will not experience adverse effects with future acquisitions.

Dividend Policy.
----------------
The Company has never paid cash dividends on any class of its Common
Stock. The Company's present intention is to retain all earnings, if any, for working capital, capital expenditures and general corporate operational purposes. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                          USE OF PROCEEDS

The Shares are being registered pursuant to a certain Stock Purchase Agreement dated October 19, 1994 and entered into by and among Company, Capital Investors Life Insurance Company, a Florida corporation ("CILIC"), and Suncoast Financial Corporation, a Delaware corporation and sole shareholder of CILIC ("Suncoast") (the "Agreement"). As part of the consideration relating to the Agreement, wherein the Company purchased all of the common stock of CILIC, the Company issued 40,000 restricted shares of the Company's Class A Common Stock, $2.00 par value per share, to Suncoast and agreed to register the Shares with the United States Securities and Exchange Commission. Upon completion of the registration of the Shares, the Company will exchange the Shares with Suncoast for the restricted shares previously issued. Consequently, the Company will not receive any proceeds from the sale of the Shares.

                      PLAN OF DISTRIBUTION

Upon completion of registration, the Shares will be issued to Suncoast in exchange for 40,000 restricted shares of the Company's Class A Common Stock held by Suncoast. After being issued to Suncoast, the shares may be sold from time to time directly by Suncoast or by pledges, donees, transferees or other successors-in-interest to Suncoast. Alternatively, the Shares may be offered from time to time by or through brokers or dealers who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place on the NASDAQ Stock Market, including block trades, ordinary broker's transactions, privately negotiated transactions or sales through one or more broker-dealer for resale of such securities as a principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

          DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

Class A Common Stock.
---------------------
The Company is authorized to issue 10,000,000 shares of Class A
Common Stock, par value $2.00 per share, of which 3,026,391 shares were outstanding as of June 30, 1995. Holders of the Class A Common Stock are entitled to one vote per share on each matter to be decided by the shareholders. Holders of Class A Common Stock elect one-third of the directors as a class without the participation of any other class of Common Stock and also participate with the Class C common stockholders in the election of the remaining two-thirds of the Board of Directors on a share for share basis. Cumulative voting for election of the directors is not permitted, which means the holders of more than one half of the Class
A and Class C Common Stock can elect all of the directors. The Class A Common Stock has no redemption provision and the holders thereof have no preemptive rights. Holders of the Class A Common Stock are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefore. Upon liquidation of the Company, after payment or provision for payment of all the Company's debts and obligations and outstanding Preferred Stock, if any, the holders of the Class A Common Stock may share with the holders of the Class B Common Stock, if any, and holders of Class C Common Stock in the Company's remaining assets. The outstanding shares of Common Stock are fully paid and non-assessable and the shares of Class A Common Stock offered hereby, upon payment therefore, will be fully paid and non-assessable.

Class B Common Stock.
---------------------
The Company is authorized to issue 5,000,000 shares of Class B
Common Stock, par value $1.00 per share; there are no Class B shares issued or outstanding. Holders of the Class B Common Stock are entitled to no votes per share. The Class B Common Stock has no redemption provision and the holders thereof have no preemptive rights. Holders of the Class B Common Stock are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefore. Upon liquidation of the Company, after payment or provision for payment of all the Company's debts and obligations and outstanding Preferred Stock, if any, the holders of the Class B Common Stock may share ratably in the Company's remaining assets.

Class C Common Stock.
---------------------
The Company is authorized to issue 7,500,000 shares of Class C
Common Stock, par value $.40 per share, of which 2,250,764 shares were outstanding as of June 30, 1995. With the exception of electing the Board of Directors, holders of the Class C Common Stock are entitled to one vote per share on each matter to be decided by the stockholders. Holders of Class C Common Stock do not participate in the election of one-third of the Board of Directors which are elected solely by the holders of Class
A Common Stock. However, they do participate with the Class A common stockholders in the election of the remaining two-thirds of the Board of Directors on a share for share basis. Cumulative voting for election of directors is not permitted, which means the holders of more than one half of the Class C and Class A Common Stock can elect all of the directors. The Class C Common Stock has no redemption provision and the holders thereof have no preemptive rights. Holders of the Class C Common Stock are entitled to receive 18% of the per share Class A Common Stock dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefore. Upon liquidation of the Company, after payment or provision for payment of all the Company's debts and obligations and outstanding Preferred Stock, if any, the holders of the Class C Common
Stock may share in the Company's remaining assets up to 18% of the per share distributions received by the holders of Class A and Class B Common Stock.

The Class C Common Stock is convertible at any time into Class A Common Stock, upon election of the holders of Class C Common Stock at the ratio of five shares of Class C Common Stock to one share of Class A Common Stock, except that following a stockholder vote approving a plan of complete liquidation or dissolution of the Company, the conversion ratio shall be at the reduced rate of 5.56 shares of Class C Common Stock to one share of Class A Common Stock.

There are significant transferability restrictions upon the Class C Common Stock, and there is no public market for these shares. For a description of those restrictions, reference is made to the Articles of Incorporation and this description is qualified in its entirety by the Articles. In general, a holder of Class C Common Stock can transfer his or her shares without restrictions to lineal descendants of his or her grandparents and certain trusts, partnerships and corporations. To the extent that a Class C share is conveyed to anyone other than such a permitted transferee, then such Class C shares will revert to Class A shares on the ratio of five
Class C shares to one Class A share. After a holding period of 48 months, the non-permitted transferee may elect at any time during the 45 day period following the conclusion of said holding period to have his or her Class A shares converted back into Class C shares, at the rate of five Class C shares for each Class A share held.

Preferred Stock.
----------------
The Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $1.00 per share. Currently, there are no shares of Preferred Stock issued or outstanding. The Board of Directors is authorized to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established. The
Board of Directors, without stockholder approval, could issue the Preferred Stock with conversion rights which could dilute the voting power of the holders of the Class A and Class C Common Stock and may have an adverse effect on all classes of common stock.

Transfer Agent.
---------------
The transfer agent for the Company's Common Stock is First Security Bank, N.A. of Salt Lake City, Utah.

                             EXPERTS

The consolidated financial statements of Security National Financial Corporation appearing in Security National Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           LEGAL MATTERS

Certain legal matters relating to the Shares will be passed upon for the Company by Mackey Price & Williams, 170 South Main Street, Suite 900, Salt Lake City, Utah 84101-1655.


                             PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  Registration Fee. . . . . . . . . . . . . . . . . . . . . . . .  $   48
         Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . $  200*
         Legal Fees and Expenses . . . . . . . . . . . . . . . . . $3,000*
         Miscellaneous . . . . . . . . . . . . . . . . . . . . . . $    0 *
                         Total . . . . . . . . . . . . . . . . . . $3,248*

All such fees and expenses will be borne entirely by the Company.
_______________________

         *  Estimated

Item 15.  Indemnification of Directors and Officers.

Article XV of the Company's Articles of Restatement of Articles of Incorporation, in accordance with Section 16-10a-901 et seq. of the Utah Revised Business Corporation Act, provides that the Company may, to the maximum extent and in the manner permitted by the Utah Revised Business Corporation Act, indemnify an individual made a party to a proceeding because he or she is or was a director of the Company against liability incurred in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, if the individual's conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests, and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The liability against which indemnification is applicable is the liability incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses. The termination of a proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent is not, of itself, determinative that the individual's conduct was not in good faith, that the individual did not reasonably believe that his or her conduct was in, or not opposed to, the Company's best interests or that, in the case of any criminal proceeding, the individual had reasonable cause to believe his or her conduct was unlawful. The Company may also indemnify an officer who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its Articles of Incorporation, Bylaws, or general or specific action of its board of directors, or contract.

The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because the individual has met the applicable standard of conduct set forth above. The Company may not advance expenses to an individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case after the individual furnishes the following to the Company: a written affirmation of the individual's good faith belief that his or her conduct was in good faith, that the individual reasonably believed that his or her conduct was in, or not opposed to the Company's best interests, and, in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful; and the individual furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct required by law. In addition to the individual furnishing the aforementioned written affirmation and undertaking, for the Company to advance expenses, the determination must also be made that the facts then known to those making the determination would not preclude indemnification.

All authorizations and determinations relative to indemnification must be made as follows: (1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part (1) of this sentence and a committee cannot be designated under part (2) of this sentence then a special legal counsel shall be selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate); or (4) by shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

The Company has also entered into Indemnification Agreements with its officers and directors. These Indemnification Agreements are substantially similar in effect to the Bylaws and Articles of Incorporation relative to providing indemnification to the maximum extent and in the manner permitted by the Utah Revised Business Corporation Act. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to the Company's Bylaws, the Company's Articles of Incorporation or the Utah Revised Business Corporation Act.


Item 16.  Exhibits.

   10.1  Stock Purchase Agreement by and among the Company, CILIC and Suncoast
         (incorporated by reference to Report on Form 8-K, as filed on October
         31, 1994).

   10.2  Profit Sharing Agreement between the Company and Suncoast
         (incorporated by reference to Report on Form 8-K, as filed on March
         6, 1995).

   10.3 Service Agreement between the Company and Suncoast (incorporated by reference to Report on Form 8-K, as filed on March 6, 1995).

   10.4 Promissory Note between the Company, as borrower, and Key Bank of Utah, as lender (incorporated by reference to Report on Form 8-K, as filed on March 6, 1995).

   10.5  Loan and Security Agreement between Key Bank of Utah and the Company
         (incorporated by reference to Report on Form 8-K, as filed on March
         6, 1995).

   10.6  General Pledge Agreement between the Company and Key Bank of Utah
         (incorporated by reference to Report on Form 8-K, as filed on March
         6, 1995).

   24.1  Consent of Ernst & Young LLP.

   24.2  Consent of Mackey Price & Williams (included in Exhibit 5.1 hereto).

   25.1  Power of Attorney (contained on page II-15 of this Registration
         Statement).

Item 17.  Undertakings.

        The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any Prospectus required by Section 10(a)(3) of the 1933 Act;

              (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs that are contained in periodic reports filed by the registrant pursuant to Section 13 or Section
         15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

     (2)   That, for the purpose of determining any liability under the 1933
Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or
Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 22nd day of August, 1995.

              SECURITY NATIONAL FINANCIAL CORPORATION



                                  By:  George R. Quist
                                       Its:  President


                       POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Quist as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

    Signature                    Title                  Date
-----------------              --------               --------
George R. Quist        Chairman of the Board of
                       Directors, President and      August 22, 1995
                       Chief Executive Officer


Scott M. Quist         First Vice President,
                       General Counsel,              August 22, 1995
                       Treasurer and Director


William C. Sargent     Senior Vice President,
                       Secretary and Director        August 22, 1995


Sherman B. Lowe        Director                      August 22, 1995


R.A.F. McCormick       Director                      August 22, 1995


W. Lowell Steen        Director                      August 22, 1995


Nathan H. Wagstaff     Director                      August 22, 1995



                       EXHIBIT INDEX

EXHIBIT NO.               DESCRIPTION                           PAGE

5.1         Opinion of Mackey Price & Williams as to the
            legality of the Shares registered hereby. . . . . . .

24.1        Consent of Ernst & Young LLP. . . . . . . . . . . . .

24.2        Consent of Mackey Price & Williams (included in Exhibit 5.1 hereto) . . . . . . . . . . . . . . . . . . . . . . .

25.1        Power of Attorney (contained on part II-15 of this Registration
            Statement). . . . . . . . . . . . . . . . . . . . . .

As filed with the Securities and Exchange Commission on August 28, 1995

                                   Registration Statement No. 33-___________


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                         ____________________

                              EXHIBITS

                                 TO

                              FORM S-3

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          __________________


              SECURITY NATIONAL FINANCIAL CORPORATION
        (Exact name of issuer as specified in its charter)

                                Utah
   (State or other jurisdiction of incorporation or organization)

                             87-0345941
               (I.R.S. Employer Identification No.)

                  5300 South 360 West, Suite 310
                   Salt Lake City, Utah  84123
                         (801) 264-1060
(Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

                             Copies to:

 George R. Quist, President                   Randall A. Mackey, Esq.
 Security National Financial Corporation      Mackey Price & Williams
 5300 South 360 West, Suite 310               170 South Main Street, Suite 900
 Salt Lake City, Utah  84123                  Salt Lake City, Utah 84101-1655
 (801) 264-1060                               (801) 575-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)


                       EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION                       PAGE


5.1     Opinion of Mackey Price & Williams as to the
        legality of the Shares registered hereby. . . . . . .

24.1    Consent of Ernst & Young LLP. . . . . . . . . . . . .

24.2    Consent of Mackey Price & Williams (included in Exhibit
        5.1 hereto) . . . . . . . . . . . . . . . . . . . . .

25.1    Power of Attorney (contained on page II-15 of this Registration
        Statement). . . . . . . . . . . . . . . . . . . . . .

                             EXHIBIT 5.1

August 22, 1995

Security National Financial Corporation
5300 South 360 West, Suite 310
Salt Lake City, Utah 84123

RE:  Registration of 40,000 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as your counsel, in connection with the registration of 40,000 shares of Class A Common Stock (the "Shares"), which are the subject of a Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended. In such connection, we have examined certain corporate records and proceedings of the company, including the proceedings taken in connection with the authorizaton and issuance of the Shares described above, and such other investigation as we deemed necessary.

Based upon the foregoing, we are of the opinion that the Shares to be registered, as contemplated by the aforesaid Registration Statement, have been validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the registration of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement.

                                                 Very truly yours,

                                                 Mackey Price & Williams
RAM:dt

                             EXHIBIT 24.1


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Security
National Financial Corporation for the registration of 40,000 shares of Class A Common Stock and to the incorporation by reference therein of our report dated March 10, 1995 with respect to the consolidated financial statements and schedules of Security National Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                          Ernst & Young LLP


Salt Lake City, Utah
August 22, 1995

                                          EXHIBIT 24.2

INCLUDED IN EXHIBIT 5.1 HERETO


                                          EXHIBIT 25.1

CONTAINED ON PAGE II-15 OF THIS REGISTRATION STATEMENT
